Exhibit 10.1

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) the type of information that the Company treats as private or confidential.

FIRST AMENDMENT TO

REVENUE PARTICIPATION AGREEMENT

This First Amendment to Revenue Participation Agreement (this “Amendment”) is entered into as of February 17, 2026 (the “Amendment Effective Date”), by and between AppTech Payments Corp., a Delaware corporation (the “Company”), and Ascendancy Management, Inc., a Wyoming corporation (“Participant”). The Company and Participant may be referred to, individually, herein as a “Party” and, together, as the “Parties.”

R E C I T A L S

WHEREAS, the Company and Participant entered into that certain Revenue Participation Agreement dated as of November 7, 2025 (DocuSign Envelope ID: 1EE68913-E153-44A4-8D06-8827ED1FA6A5) (the “Original Agreement”), pursuant to which the Participant agreed to make certain cash advances to the Company in exchange for a share of revenue derived from the Company’s acquisition of Infinitus Pay Inc.;

WHEREAS, under the Original Agreement, the Participant committed to a Revenue Participation Contribution of $1,500,000.00, to be paid in three successive monthly payments of $500,000.00 each commencing on November 15, 2025, in exchange for which the Company agreed to pay Revenue Participation Payments equal to one percent (1%) of the Company’s Gross Contract Revenue during a Revenue Participation Term running from November 1, 2025 through December 31, 2028;

WHEREAS, Section 1.3 of the Original Agreement provided the Participant with two options for additional Revenue Participation Contributions (Option #1 and Option #2), and the Participant did not exercise either Option #1 or Option #2 within the timeframes specified therein;

WHEREAS, the Parties now desire to amend the Original Agreement to, among other things, increase the total Revenue Participation Contribution, modify the Revenue Participation Percentage, expand the definition of Gross Contract Revenue, extend the Revenue Participation Term, revise the Minimum Participation Payments, and modify the redemption schedule, all on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

A M E N D M E N T

1.Confirmation Regarding Section 1.3 Options. The Parties hereby acknowledge and confirm that neither Option #1 nor Option #2, as set forth in Section 1.3 of the Original Agreement, was exercised by the Participant within the applicable notice and contribution deadlines.

Accordingly, the provisions of Section 1.3 of the Original Agreement, including all rights and obligations arising thereunder, are of no further force or effect.

2. Additional Revenue Participation Contribution. Section 1.2 of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“Revenue Participation Contribution” means $2,000,000.00 in the aggregate, consisting of (a) $1,500,000.00 paid in three successive monthly payments of $500,000.00 each commencing on November 15, 2025, and (b) an additional contribution of $500,000.00 to be paid on or before February 28, 2026. The Participant shall pay such additional $500,000.00 contribution by wire transfer to an account designated by the Company.

3. Revenue Participation Percentage. Section 1.5 of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“Revenue Participation Percentage” means one and three-quarters percent (1.75%) of the Company’s Gross Contract Revenue. The Parties agree that the Minimum Participation Payments are intended to approximate the monthly payment that would be due to the Participant based upon the Company’s current forecast of future Revenue Participation Payments. In the event the forecast Revenue Participation Payments are significantly less than the Minimum Participation Payments due to Participant, the Parties agree to adjust the Revenue Participation Percentage up to an amount not to exceed ten percent (10%) of the Gross Contract Revenue.

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4. Gross Contract Revenue. Section 1.7 of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“Gross Contract Revenue” means all revenue generated by the Company from any and all channels, sources, products, services, platforms, partnerships, referral arrangements, or other revenue-generating activities, whether currently existing as of the Amendment Effective Date or developed, acquired, or established at any time in the future during the Revenue Participation Term, less the cost of goods sold directly attributable to such revenues.

5. Revenue Participation Term. Section 1.6 of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“Revenue Participation Term” means the period of time commencing on November 1, 2025 and continuing in effect until December 31, 2029 (totaling fifty (50) months), unless earlier terminated in accordance with the provisions of the Agreement as amended hereby. During the Revenue Participation Term, the Participant shall be entitled to receive Revenue Participation Payments as set forth herein, subject to the terms and conditions provided in the Agreement as amended hereby.

6. Redemption of Revenue Participation Contribution. Section 6 of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“The Parties agree that the Revenue Participation Contribution is not a loan. The Company agrees to repay the full amount of the Revenue Participation Contribution to the Participant without interest on a prorated basis over the final eighteen (18) months of the Revenue Participation Term (i.e., from month 33 through month 50 of the Revenue Participation Term).”

7. Minimum Participation Payments. Section 4 of the Original Agreement (including all tables set forth therein) is hereby amended and restated in its entirety to read as follows:

“MINIMUM PARTICIPATION PAYMENTS. In order to provide Participant assurance that the Company will be able to meet its obligation under Paragraph 2 above, and notwithstanding any other provision herein, the Company shall be obligated to pay the Participant no less than the minimum amounts specified in the table below (“Minimum Payment”) for each corresponding period, regardless of the actual Revenue Participation Payments due. If the calculated Revenue Participation Payments for any period are less than the Minimum Payment amount for that period as shown in the table below, the Company shall pay the Minimum Payment amount instead. These Minimum Payments shall be made by the fifteenth (15th) day of the month following the applicable period.

The updated Minimum Payment schedule, except for the first three-month period which operated under the old Minimum Payment schedule, is based on increasing the monthly Minimum Payment by $4,300 for each successive three-month period, as illustrated in the table below:

Month of Revenue Participation Term	Minimum Payment (per month)

1-3	[**]
4-6	[**]
7-9	[**]
10-12	[**]
13-15	[**]
16-18	[**]
19-21	[**]
22-24	[**]
25-27	[**]
28-30	[**]
31-33	[**]
34-36	[**]
37-39	[**]
40-42	[**]
43-45	[**]
46-48	[**]
49-50	[**]

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8. Ratification. Except as expressly modified by this Amendment, all terms, conditions, and provisions of the Original Agreement shall remain in full force and effect and are hereby ratified and confirmed. In the event of any conflict between the terms of this Amendment and the terms of the Original Agreement, the terms of this Amendment shall control.

9. Defined Terms. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to them in the Original Agreement. All references in the Original Agreement to “this Agreement” shall be deemed to refer to the Original Agreement as amended by this Amendment.

10. Counterparts. This Amendment may be executed in any number of counterparts and signatures may be delivered via electronic mail, each of which may be executed by less than all Parties, each of which shall be enforceable against the Parties actually executing such counterparts, and all of which together shall constitute one instrument.

11. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Amendment to the substantive law of another jurisdiction.

[Signature page follows.]

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IN WITNESS WHEREOF, the Parties have executed this First Amendment to Revenue Participation Agreement as of the date first written above.

AppTech Payments Corp. Thomas DeRosa	Ascendancy Management, Inc.

By: Brian Kozlowski (Feb 17, 2026 21:04:36 EST)
By: Thomas DeRosa (Feb 17, 2026 18:12:17 PST)
Name: Thomas DeRosa Title: Chief Executive Officer Date: 17/02/26	Name: Brian Kozlowski Title: President Date: 17/02/26

Address for Notice: 5876 Owens Ave. Suite 100 Carlsbad, California 92008 Attention: Chief Financial Officer Email: fcorrado@apptechcorp.com	Address for Notice: 30 N. Gould St #38571 Sheridan, WY 82801 Attention: President Email: brian@ascendancymanagement.com

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